Exhibit 99.1

CPI Card Group Announces CEO Retirement Plan and Succession Process

Steve Montross Will Retire from Employment with CPI Effective June 30, 2018

Littleton, Colo. (April 20, 2017) — CPI Card Group (Nasdaq: PMTS, TSX: PMTS) (“CPI” or the “Company), a global leader in financial and EMV® chip card production and related services, today announced that Steve Montross will be retiring  from his position as President and Chief Executive Officer and as a member of CPI’s Board of Directors. Mr. Montross will continue to serve as President and CEO through the earlier of the date on which the Company appoints a successor or December 31, 2017. From that date through his June 30, 2018 retirement date, Mr. Montross has agreed to continue working with CPI serving in a non-executive capacity and will assist with the transition of the new CEO. The Board of Directors will implement its succession plan and immediately begin the search for a new CEO with the assistance of a leading executive search firm.

Brad Seaman, Chairman of the Board of Directors of CPI Card Group said: “On behalf of the Board and the entire Company, I want to thank Steve for his leadership and valuable contributions to the success of CPI Card Group over the past nine years, and for continuing to serve as CEO through our transition to a successor. Steve has led the Company through a period of rapid growth and has been devoted to our company and its employees and committed to providing the highest quality products and service to our customers. He played an important role in establishing CPI as a leader in the U.S. financial payments card market. Today CPI is well positioned for future growth as our management team, market position, and end-to-end product and solution set are exceptionally strong. We wish Steve the very best.”

Steve Montross commented, “Serving as CEO of CPI Card Group has been a great honor and privilege. Now at close to the age of 64, I have enjoyed a gratifying career of almost 40 years, and I believe it’s now time for me to begin transitioning to the next phase of my life.  I am grateful to have worked with the talented and dedicated people of CPI throughout my nine years with the Company. This was a very difficult decision considering how far CPI has come and the bright future of the Company.  Given the strong base we have built I believe CPI will achieve even greater success in the future. I am committed to working with the Board and management team to ensure a smooth transition process into 2018.”

About CPI Card Group

CPI Card Group is a leading provider in payment card production and related services, offering a single source for credit, debit and prepaid debit cards including EMV chip, personalization, instant issuance, fulfillment and mobile payment services. With more than 20 years of experience in the payments market and as a trusted partner to financial institutions, CPI’s solid reputation of product consistency, quality and outstanding customer service supports our position as a leader in the market. Serving our customers from ten locations throughout the United States, Canada and the United Kingdom, we have the largest network of high security facilities in North America, each of which is certified by one or more of the payment brands: Visa, MasterCard, American Express, Discover and Interac in Canada. Learn more at www.cpicardgroup.com.

EMV is a registered trademark or trademark of EMVCo LLC in the United States and other countries.

ICR Inc. for CPI Card Group

Investor Relations Contact:
William Maina
(877) 369-9016
InvestorRelations@cpicardgroup.com
or
Media Relations Contact:
Laura Anderson

203-682-8267

media@cpicardgroup.com